Contact: Dennis Gauger
BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

For Immediate Release

BSD Medical Receives FDA 510(k) Clearance to Market the MicroThermX Microwave Ablation System

SALT LAKE CITY, August 18, 2010— BSD Medical Corporation (NASDAQ:BSDM) (Company or BSD) today announced that the U.S. Food and Drug Administration (FDA) has granted the Company a 510(k) clearance to market its MicroThermX Microwave Ablation System (MTX-180)  for ablation of soft tissue. Clearance from the FDA of BSD’s 510(k) Premarket Notification submission authorizes the commercial sale of the MTX-180 in the United States.  The MTX-180 was designed to provide a higher power, optimized system targeted to the growing therapeutic interventional and surgical oncology market.

The MTX-180 utilizes innovative synchronous phased array technology that was developed and patented by BSD to deliver targeted microwave energy to ablate (destroy) soft tissue. BSD employed its extensive 32-year background in developing thermal therapy systems in the design of the MTX-180.  BSD’s patented and patents pending technology allows the MTX-180 to provide larger and more uniform zones of ablation during a single procedure.  Third party independent testing was conducted at a U.S. university medical center that is a world leader in ablation treatments.  The testing data demonstrated that the MTX-180 is a user-friendly system that delivers larger, more uniform ablation zones in shorter periods of time.

The MTX-180 is a compact, mobile, state-of-the-art, proprietary system that includes a microwave generator, single-patient-use disposable antennas, and a thermistor-based temperature monitoring system.  The innovative design of the MTX-180 is the first of its kind that allows delivery of higher power levels using a single generator.  The delivery of microwave energy is controlled utilizing an interactive, touch screen monitor that allows the operator to quickly and easily control the treatment.

“The MTX-180 represents a significant advance in our strategy to diversify BSD’s products and increase revenue,” said Harold Wolcott, BSD President.  “The MTX-180 introduces into the Company’s product line an innovative, high-end disposable that is used in each ablation treatment, and will provide a significant ongoing revenue stream.  The soft tissue ablation world market potential is estimated to exceed $2 billion.  We believe that the MicroThermX System provides significant advantages over currently available devices that will allow us to capitalize on this rapidly expanding market.”

Currently, radiofrequency (RF) energy is utilized most frequently in the interventional oncology ablation market.  Published studies have demonstrated that the use of microwave energy has numerous advantages over RF energy for the delivery of ablation therapy, including faster set-up, shorter ablation times, larger ablation zones, and higher intratumoral temperatures. For these reasons, interventional oncology key opinion leaders regard microwave as the future of soft tissue ablation therapy.  The MTX-180 has been designed to provide optimized microwave ablation therapy.

Contact: Dennis Gauger
BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

The MTX-180 provides minimally invasive access to the target tissue and can be used in open surgical as well as in percutaneous ablation procedures, which will allow the MTX-180 to be used by both surgeons and interventional radiologists.

CE Marking approval for the MTX-180 System is imminent and will allow BSD to initiate a European market launch.

About BSD Medical Corporation
BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy delivered using focused radiofrequency (RF) and microwave energy.  BSD’s product lines include both hyperthermia and ablation treatment systems.  BSD’s hyperthermia cancer treatment systems, which have been in use for several years in the United States, Europe and Asia, are used to treat certain tumors with heat (hyperthermia) while increasing the effectiveness of other therapies such as radiation therapy.  BSD’s microwave ablation system has been developed as a stand-alone therapy to ablate and destroy soft tissue.  The Company has developed extensive intellectual property, multiple products in the market and well established distribution in the United States, Europe and Asia.  Certain of the Company’s products have received regulatory approvals in the United States, Europe and China.  For further information visit BSD Medical's website at www.BSDMedical.com.

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Statements contained in this press release that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date.